Exhibit 10.0.8

SEPARATION AND RELEASE AGREEMENT

PREAMBLE

This Separation and Release Agreement (“Agreement”) is entered into by and between Frank Lazaran and Winn-Dixie Stores, Inc. (collectively the “Parties”).

DEFINITIONS

As used in this Agreement, the following phrases and words have the following meanings:

1. Effective Date. The “Effective Date” shall mean the date on which all Parties have executed the Agreement or, if executed in counterparts, the date on which the last of the Parties has executed the Agreement.

2. Executive. “Executive” shall mean Frank Lazaran.

3. Winn-Dixie. “Winn-Dixie” shall mean Winn-Dixie Stores, Inc., a Florida corporation, and its related domestic and foreign business entities, corporations, partnerships, parents and subsidiaries, as well as their respective current and former directors, officers, shareholders, partners, employees, assigns and successors in interest, representatives, agents, insurers, and attorneys, both in their representative and individual capacities. All references to Winn-Dixie expressly include all of the aforementioned individuals and business entities, including any successor corporations or business entities.

RECITALS

1. Executive commenced his tenure as Director, President and Chief Executive Officer of Winn-Dixie on or about June 26, 2003.

2. From the period April 22, 2002, through June 25, 2003, Executive served as the Chief Operating Officer of Winn-Dixie.

3. Winn-Dixie terminated Executive without cause as President and Chief Executive Officer effective December 9, 2004.

4. Executive acknowledges that in order to receive the consideration specified herein, he must execute this Agreement and return it to Winn-Dixie’s Legal Department, Attention: Larry Appel, Esq., Senior Vice President, General Counsel, and Corporate Secretary.

5. Executive acknowledges that some of the benefits he has elected to receive by executing and returning this Agreement are in excess of those he would have received from Winn-Dixie if he had not elected to execute and return this Agreement. Executive further acknowledges that some of the benefits he will receive as a result of executing this Agreement are not something he would have been entitled absent execution of this Agreement.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

6. Executive and Winn-Dixie seek to protect Winn-Dixie against unfair competition and its investment in its workforce.

7. Winn-Dixie warrants and represents that as of the Effective Date Winn-Dixie is solvent within the meaning of the Federal Bankruptcy Act. Winn-Dixie and Executive acknowledge, on behalf of themselves and their successors, assigns, and anyone acting on their behalf, that the exchange of promises and payments hereunder represents a contemporaneous exchange of value, the adequacy and sufficiency of which is hereby acknowledged.

8. Except as provided below, Executive and Winn-Dixie, each desire to settle, fully and finally, all claims, known or otherwise, that either could have asserted against the other based on Executive’s employment relationship and his termination therefrom.

THEREFORE, in consideration of the mutual promises set forth in this Agreement, Executive and Winn-Dixie agree as follows:

AGREEMENT

1. Incorporation. The Preamble, Definitions, and Recitals to this Agreement are fully incorporated into this Agreement by this reference with the same force and effect as though restated in the Agreement.

2. Winn-Dixie Agrees. In full consideration and as material inducement for Executive’s signing of this Agreement, and agreeing to the releases and promises as provided for herein, Winn-Dixie agrees:

(a)	to pay Executive the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00), the equivalent of three (3) years of both base salary and Target Bonus at one hundred percent (100%) of Executive’s annual base salary, less normal withholding tax and FICA deductions, in a lump sum within ten (10) days of Executive’s execution of this Agreement;

(b)	to pay Executive a net amount of Twenty-Four Thousand Eight Hundred Seventy-Four Dollars and Fifty-Eight Cents ($24,874.56), which represents eighteen (36) months of the insurance premium differential between COBRA (benefits continuation) and the premium assessed for active employee participation in Winn-Dixie’s medical plans, within ten (10) days of Executive’s execution of this Agreement;

(c)	to allow the remaining three hundred ten thousand five hundred forty two (310,542) shares of Winn-Dixie restricted stock granted to Executive to vest and be executable as of the Executive’s termination;

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

(d)	to allow the sixty-two thousand seven hundred ninety-two (62,792) Winn-Dixie stock options granted to Executive to vest as of Executive’s termination date and be exercised in accordance with Exhibit 1;

(e)	to allow the two hundred eighty thousand seven hundred ten (280,710) Winn-Dixie stock options granted to Executive to vest as of Executive’s termination date and be exercised in accordance with Exhibit 2;

(f)	to allow the one hundred fifty thousand (150,000) Winn-Dixie stock options granted to Executive to vest as of Executive’s termination date and be exercised in accordance with Exhibit 3;

(g)	to allow the twenty-nine thousand eight hundred fifty-one (29,851) Winn-Dixie stock options granted to Executive to vest as of Executive’s termination date and be exercised in accordance with Exhibit 4;

(h)	to allow the three hundred seventy-five thousand (375,000) Winn-Dixie stock options granted to Executive to vest as of Executive’s termination date and be exercised in accordance with Exhibit 5;

(i)	to pay Executive the sum of Two Million Four Hundred Twelve Thousand One Hundred Seventy-Nine Dollars ($2,412,179.00), the equivalent of the cash value of Executive’s vested restricted stock grants at the date of issue, as contingent cash, in a lump sum within ten (10) days of Executive’s execution of this Agreement;

(j)	to pay Executive the lump sum of Twenty Thousand Dollars ($20,000.00) for outplacement services within ten (10) days of Executive’s execution of this Agreement; and

(k)	to pay Executive the lump sum of Ten Thousand Dollars ($10,000.00) for attorneys’ fees within ten (10) days of Executive’s execution of this Agreement.

Executive agrees that he will be responsible for taxes due, if any, on the aforementioned consideration, and agrees to indemnify and hold harmless Winn-Dixie for any such liability.

Provided, however, in the event any of the payments provided for in paragraph 2 are determined by the Internal Revenue Service to be parachute payments subject to excise tax imposed by Section 4999 of the Internal Revenue Code, Winn-Dixie will make a gross-up payment to Executive in an amount which, after tax, would equal the excise tax imposed on the parachute payment.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

3. Adequate Consideration. The Parties expressly stipulate that the consideration set forth in this Agreement constitutes adequate and ample consideration for the rights and claims they are waiving under this Agreement, and for the obligations imposed upon them by virtue of this Agreement. Executive expressly agrees and acknowledges that Winn-Dixie has promised to pay the consideration referred to in paragraph 2 of this Agreement in exchange for the releases, waivers and promises made by Executive in this Agreement.

4. General Release Of All Claims.

a. Executive’s Release of Winn-Dixie. Except as otherwise provided in this Agreement, Executive voluntarily and irrevocably releases and forever discharges Winn Dixie from and against any and all claims, complaints, charges, lawsuits, obligations, debts, liabilities, demands, or causes of action of any kind whatsoever (all collectively referred to herein as the “disputes”) with respect to any alleged acts occurring before the effective date of this Agreement. The disputes released by Executive include, but are not limited to, any and all disputes concerning Executive’s employment and his termination from employment at Winn-Dixie.

The disputes released by Executive herein include those known or unknown, actual or contingent, in law, in equity, or otherwise, and whether based in tort, contract, statute, or any other basis. This release includes all disputes by which Executive could seek equitable relief, and actual, compensatory, consequential, punitive, liquidated, special, multiple or other damages, expenses (including attorneys’ fees and costs), and all other reimbursements or charges of any kind.

The disputes released by Executive include any and all disputes he has or may believe to have against Winn-Dixie arising under any federal, state, local or foreign statute or regulation, including, without limitation, those relating to unfair or discriminatory employment practices (for example, employment discrimination based on race, national origin, sex, sexual harassment, religion, age, disability or handicap) of any kind under the federal Civil Rights Act of 1866, 1871, 1964 and 1991 (including Title VII, 42 U.S.C. § 2000e, et seq.); the Florida Civil Rights Act; the federal Americans With Disabilities Act, 42 U.S.C. 12100, et seq.; the federal Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq.; the federal Employee Retirement Income Security Act of 1974; the Internal Revenue Code of 1986; the federal Fair Labor Standards Act of 1938; the Federal Employers’ Liability Act; the Florida wage and hour laws; Florida and federal statutes regarding “whistleblower” activities; the federal Family and Medical Leave Act of 1993; the federal Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985 (known as “COBRA”), any other federal and state employment-related statutes and regulations, any federal or state law prohibiting retaliation, and any other employment-related local ordinance.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

The disputes released by Executive also include any and all disputes he has or could have raised against Winn-Dixie in contract or at common law, including, but not limited to, breach of oral, written and/or implied contract, breach of an implied covenant of good faith and fair dealing, wrongful discharge under any theory, including for lack of good cause, in violation of public policy, and constructive discharge, intentional and negligent infliction of emotional distress, negligent retention and supervision, false imprisonment, assault, battery, negligence, misrepresentation or fraud of any kind, duress, unfair dealing, breach of fiduciary or other duty, invasion of privacy, defamation, and interference with contract and/or prospective economic advantage.

The reference herein to specific statutory, contract and common law claims is in no way intended to limit the disputes released by Executive. Except as otherwise provided in this Agreement, Executive intends that the disputes released by him herein be construed as broadly as possible to cover any and all disputes he may have or believe to have against Winn-Dixie. In that regard, Executive further acknowledges that he may later discover facts in addition to, or different from those which he now knows or believes to be true with respect to the subject matter of this Agreement. Executive agrees that any such difference in the facts shall not affect this Agreement, that he assumes the risk of any such difference in the facts, and that he further agrees that this Agreement shall remain in full force and effect and not be subject to rescission by reason of any such difference in the facts. Except as otherwise provided in this Agreement, it is Executive’s intention to fully, finally and forever resolve and release any and all disputes he may have or believe to have against Winn-Dixie with respect to any alleged acts occurring before the Effective Date of this Agreement, whether those disputes presently are known or unknown, suspected or unsuspected.

This release does not pertain to any continuing duties Winn-Dixie may have to Executive under the Company’s 401K Plan, Supplemental Retirement Plan, and/or Management Security Plan.

Executive does not, however, release his rights or discharge Winn-Dixie from liability for any deliberately intentional criminal conduct or other conduct that was deliberately, knowingly and intentionally undertaken in bad faith.

b. Winn-Dixie’s Release of Executive. Except as otherwise provided in this Agreement, Winn-Dixie hereby unconditionally and forever releases and discharges Executive, his agents, attorneys, heirs, and estate from any and all claims, complaints, charges, lawsuits (judicial, administrative, or otherwise), obligations, debts, liabilities, attorneys’ fees, damages, indemnity claims, contribution claims, or causes of action of any kind whatsoever with respect to any alleged acts or omissions occurring before the Effective Date of the Agreement, whether known or unknown, including, but not limited to, those claims pertaining to, relating to, or arising out of Executive’s employment (and positions as officer and director) and his termination from employment at Winn-Dixie. Winn-Dixie does not, however, release its rights or discharge Executive from liability for any deliberately intentional criminal conduct or conduct that was deliberately, knowingly and intentionally undertaken in bad faith.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

Except as otherwise provided in this Agreement, Winn-Dixie intends that the disputes released by it herein be construed as broadly as possible to cover any and all disputes it may have or believe to have against Executive. In that regard, Winn-Dixie further acknowledges that it may later discover facts in addition to, or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement. Winn-Dixie agrees that any such difference in the facts shall not affect this Agreement, that it assumes the risk of any such difference in the facts, and that it further agrees that this Agreement shall remain in full force and effect and not be subject to rescission by reason of any such difference in the facts. Except as otherwise provided in this Agreement, it is Winn-Dixie’s intention to fully, finally and forever resolve and release any and all disputes it may have or believe to have against Executive with respect to any alleged acts occurring before the Effective Date of this Agreement, whether those disputes presently are known or unknown, suspected or unsuspected.

c. Nothing in this section of the Agreement shall release either party from its obligations under this Agreement.

5. No Lawsuits Or Claims. Executive agrees that with respect to the claims he is waiving, he is waiving not only his right to recover money or other relief in any action that he might institute, but also that he is waiving his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other (U.S. or foreign) federal, state or local governmental agency or department.

Executive further represents that he has not filed any charges, complaints or other accusatory pleadings against Winn-Dixie or any of its officers, directors, employees or representatives based upon or arising out of any aspect of his employment relationship with Winn-Dixie or termination therefrom which may have accrued as of the Effective Date of this Agreement. Executive agrees that if at any time after the Effective Date of this Agreement it is established that he violated the terms of this paragraph, Winn-Dixie shall have the right to seek appropriate relief, including, but not limited to, a permanent injunction restraining Executive from further violations. Executive further agrees that damages for any breach of this provision will be difficult to calculate and that should Employee breach this provision, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover Five Hundred Thousand Dollars ($500,000.00) as liquidated damages for each such breach.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

6. Indemnities

a. Executive’s Indemnities regarding Winn-Dixie. Except as otherwise provided in this Agreement, Executive agrees to indemnify and forever hold harmless Winn-Dixie of and from any and all claims brought in the future by him or by anyone on his behalf for injuries, damages, losses or expenses suffered concerning his employment and his termination from employment at Winn-Dixie, whether such claims are made by way of indemnity, contribution, subrogation or otherwise. Executive warrants that there are no unsatisfied liens, including but not limited to Medicare/Medicaid liens, healthcare provider liens, physician liens, hospital liens, financing liens, and/or attorneys’ fee liens that could affect this Agreement.

b. Winn-Dixie’s Indemnities regarding Executive. Except as otherwise provided in this Agreement, Winn-Dixie shall indemnify Executive as provided in the Company’s by-laws in effect on the Effective Date from and after the Effective Date for any matters arising between April 22, 2002 and December 9, 2004, the dates of Executives employment at Winn-Dixie. A copy of the by-laws is attached hereto as Exhibit 6 and incorporated by reference; and maintain Directors & Officers liability insurance under which Executive shall be deemed an insured in the form and content substantially similar to that in effect prior to the Effective Date. Winn-Dixie shall provide Executive copies of all such policies when they are made available to Winn-Dixie from its insurers. Winn-Dixie shall also notify Executive of the cancellation of any such policies. Winn-Dixie and Executive each agree to notify the other of any lawsuit or action filed against the other of which either becomes aware, or any lawsuit or action in which Executive is or will be a witness regarding any aspect of his employment with Winn-Dixie.

7. Confidentiality Of This Agreement and Its Terms. Executive agrees that neither he nor his present or future representatives, attorneys or agents shall issue any publicity release or otherwise publicize, communicate, divulge, disclose or give out, either directly or in response to an inquiry, to any person in any manner: (i) the existence or the terms of this Agreement; (ii) the settlement amount; or (iii) any other matter relating to his termination from Winn-Dixie. As used in this paragraph, the word “person” includes, but is not limited to any former, current or potential employee of Winn-Dixie or any potential employer of Executive.

8. Return of Materials. Executive represents that as of the Effective Date of this Agreement, he has returned all Winn-Dixie-owned equipment and materials in his possession, custody or control. The term equipment includes, but is not limited to, laptops, wireless communication devices, credit cards, access cards or any other equipment specifically assigned to Executive and used for business purposes by Executive (“Equipment”) as President and Chief Executive Officer. The term equipment does not include business cards, office supplies, pencils or any other item not specifically assigned to Executive. The term materials includes, but is not limited to, memorandum, notes, records, lists, or any other documents or tangible medium containing proprietary information pertaining to Winn-Dixie’s business or its customers (“Materials”).

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

Executive and Winn-Dixie further agree that damages for any breach of Executive’s agreement to return materials will be difficult to calculate and that should Executive breach this promise to return materials, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Executive in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover Five Hundred Thousand Dollars ($500,000.00) as liquidated damages for each such breach.

To the extent Executive discovers that he has inadvertently or mistakenly failed to return any of the aforementioned Equipment or Materials, Executive agrees to immediately return the Equipment and/or Materials by way of overnight delivery to Winn-Dixie’s Legal Department, Attention: Larry Appel, Esq., Senior Vice President, General Counsel, and Corporate Secretary. So long as Executive has not used said inadvertently or mistakenly withheld Equipment or Materials to violate any other provision of this Agreement, any such discovery and return of said inadvertently or mistakenly withheld Equipment or Materials shall not subject Executive to liability under this provision.

9. Non-Solicitation. See subparagraph (c) of Non-Competition; Confidential Information; and Non-Solicitation., attached hereto as Exhibit 7, which is hereby incorporated as part of this Agreement.

10. Non-Disclosure and Non-Compete. See subparagraphs (a) and (b) of Non-Competition; Confidential Information; and Non-Solicitation., attached hereto as Exhibit 7, which is hereby incorporated as part of this Agreement.

11. No Disparagement. See subparagraph (e) of Non-Competition; Confidential Information; and Non-Solicitation., attached hereto as Exhibit 7, which is hereby incorporated as part of this Agreement.

12. No Admission Of Liability Or Wrongdoing. The Parties agree that nothing contained in this Agreement or otherwise shall constitute or be construed as an admission of any alleged liability or wrongdoing by either party. Furthermore, each party denies that it engaged in any wrongdoing of any kind with respect to the other.

13. Non-Interference with Suppliers or Customers. See subparagraph (d) of Non-Competition; Confidential Information; and Non-Solicitation., attached hereto as Exhibit 7, which is hereby incorporated as part of this Agreement.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

14. Acknowledgement of Waiting and Revocation Periods. Executive acknowledges that he has fully read this Agreement, that the Agreement is knowing and voluntary on his part and that he understands it to be a full, final and voluntary release of the aforesaid claims and lawsuit. Executive further acknowledges that, in addition to having actually read this Agreement, he has been allowed adequate time of at least twenty-one (21) days to consider its terms and effects and to ask any questions that he may have of his attorney, or other personal advisors of his choosing, and that he has had as much time as he needs to review and consider this Agreement and hereby waives any remainder of the twenty-one (21) day review period, and he affirms that he has executed this Agreement voluntarily and with full understanding of its terms and effects.

Executive further acknowledges that this Agreement will be revocable for seven (7) days following his execution of it and that the Agreement shall not become effective and enforceable until that period expires. Accordingly, Executive understands that Winn-Dixie will not pay the settlement amounts referenced in Paragraph 2 of this Agreement until after this seven-day revocation period has expired.

In order to exercise his right to revoke this Release, and prevent it from going into effect, Executive must provide written notice by 5:00 pm of the day notice is due.

15. Advice Of Counsel. The Parties acknowledge that they have fully read this Agreement, that they have consulted with their attorneys with regard to its terms and conditions, that the Agreement is knowing and voluntary on each of their parts and that they understand it to be a full, final and voluntary release of the aforesaid claims.

16. Remedies; Severability. See subparagraph (f) of Non-Competition; Confidential Information; and Non-Solicitation., attached hereto as Exhibit 7, which is hereby incorporated as part of this Agreement.

17. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Its language shall be construed as a whole, according to its fair meaning, and not for or against either Party, regardless as to which party may have drafted the language in question.

18. Disputes; Damages. In the event of a dispute as to the interpretation, application or violation of this Agreement, it is understood and agreed that such dispute shall be resolved by a judge, not by a jury, in a court of competent jurisdiction located in the Middle District of Florida. Except as otherwise set forth in this Agreement, neither party shall be entitled to an award of compensatory, exemplary, or punitive damages in any dispute that might arise under this Agreement.

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

19. Entire Agreement. All Parties represent and agree that they are not relying on any representations, promises, statements or agreements not contained in this Agreement.

All Parties represent and agree that this is an all-inclusive Agreement and that no other written, oral and/or implied representations, promises or agreements exist between them regarding the subject matter set forth in this Agreement. All Parties represent and agree that this Agreement is a single, integrated contract expressing the entire agreement of the Parties regarding the subject matter of this Agreement. This Agreement cannot be modified, amended, terminated or otherwise changed unless it is done so pursuant to a written document signed by both Executive and an authorized corporate officer of Winn-Dixie.

20. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Cooperation. All Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

22. Notices. Any notifications required by the Agreement must be in writing and delivered by (i) facsimile transmission and (ii) either a nationally recognized overnight courier service or by registered or certified mail, with postage prepaid and return receipts requested. Facsimile, overnight courier or mail service notices shall be addressed to the parties at the addresses listed below:

Winn-Dixie:	Larry Appel, Esquire
Senior Vice President, General Counsel, and Corporate Secretary
Winn-Dixie Stores, Inc.
Post Office Box B
Jacksonville, Florida 32203-0297
Phone: (904) 783-5427
Facsimile: (904) 783-5651

Frank Lazaran:	John D. Hershberger, Esq.
Volpe, Bajalia, Wickes, Rogerson, Galloway & Wachs
1301 Riverplace Boulevard, Suite 1700
Jacksonville, FL 32207
Phone: (904) 355-1700
Facsimile: (904) 355-1797

Frank Lazaran _____

Winn-Dixie Stores, Inc. _____

Frank Lazaran/Winn-Dixie Stores, Inc.

Separation and Release Agreement

and

Frank Lazaran
409 Royal Tern Road South
Ponte Vedra Beach, FL 32082
Phone: (904) 280-9908
Facsimile: (904) 280-8296

EACH PARTY HAS HAD A FULL AND COMPLETE OPPORTUNITY TO REVIEW THIS AGREEMENT. EACH PARTY HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ALL OF ITS PROVISIONS AND FREELY AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THIS IS A LEGAL DOCUMENT – READ CAREFULLY BEFORE SIGNING.

FRANK LAZARAN	WINN-DIXIE STORES, INC.

Frank Lazaran	Larry Appel, Esq. Senior Vice President, General Counsel, and Corporate Secretary
Dated this day of , 200 .

Sworn to and subscribed before me this day of , 200 .

Notary Public (Signature, Seal and Notary / Bar No. ) My Commission Expires:

SEPARATION AND RELEASE AGREEMENT

FIRST AMENDMENT

Pursuant to Paragraph 19 of the January 27, 2005, Separation and Release Agreement (“Agreement”) entered between Frank Lazaran and Winn-Dixie Stores, Inc. (collectively the “Parties”). The Parties hereby amend the Agreement as follows:

“23. Restricted Stock and Stock Options. The restricted stock and stock option amounts referenced in Paragraphs 2 of the Agreement represent the total grant amount made to Executive. The Parties expressly agree that the amount of restricted stock and stock options referenced in sub-paragraph 2(c), (d), (e), and (h) do not take into account vested shares as of December 8, 2004. As such, the actual restricted stock and stock option amounts for sub-paragraphs 2(c), (d), (e), and (h) are as follows:

(c)	two hundred seventy thousand five hundred eight nine (270,589);

(d)	twenty thousand nine hundred thirty (20,930);

(e)	one hundred eighty seven thousand one hundred forty (187,140); and

(h)	two hundred fifty thousand (250,000).

The Parties agree that it is the aforementioned amounts that vest as of Executive’s termination as referenced in sub-paragraph 2(c), (d), (e), and (h).”

Dated this        day of February 2005.

FRANK LAZARAN	WINN-DIXIE STORES, INC.

Frank Lazaran	Larry Appel, Esq. Senior Vice President, General Counsel, and Corporate Secretary
Dated this day of , 200 .

Sworn to and subscribed before me this day of , 200 .

Notary Public (Signature, Seal and Notary / Bar No. ) My Commission Expires: